Putnam Income Fund, May 31, 2008, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended May 31, 2008, Putnam Management
has assumed $3,975 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A		   $25,681
		Class B		    3,022
		Class C		      655

72DD2	Class M		    $8,092
		Class R		       47
		Class Y		   37,622

73A1		Class A		     $.226
		Class B		     .201
		Class C		     .202

73A2		Class M		     $.220
		Class R		     .220
		Class Y		     .232

74U1		Class A		  112,482
		Class B		   13,783
		Class C		    3,550

74U2		Class M		   35,589
		Class R		      236
		Class Y		  159,786

74V1		Class A		     $6.54
		Class B		     6.50
		Class C		     6.51

74V2		Class M		     $6.45
		Class R		     6.53
		Class Y		     6.59



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.